DIAMOND CABLE -- NEWS RELEASE


                             DIAMOND CABLE ANNOUNCES
                      SHARE EXCHANGE WITH NTL INCORPORATED


      Diamond Cable Communications Plc, which owns and operates a telecommunications and cable television business focused on the East Midlands area of England, today announced that all of the holders of its outstanding ordinary shares of 2.5p each have agreed to exchange all outstanding shares in Diamond for newly issued shares of Common Stock of NTL Incorporated, an alternative telecommunications company in the UK, the common stock of which is quoted on NASDAQ (NTLi).


      Under the Share Exchange Agreement, Diamond shareholders will receive four shares of NTL common stock for each Diamond Ordinary Share held subject to adjustment in the event that the average NTL share price for a predetermined period before closing of the transaction exceeds a specified price (which will be $52 per share until October 16, 1998).

      The proposed share exchange is subject to a number of conditions, including the receipt of required regulatory approvals and, if necessary, approval by NTL shareholders and the consent of holders of NTL's outstanding debt. The transaction will not require the prior approval of the holders of Diamond's outstanding debt securities, but will require that offers to repurchase such debt securities be made to holders of such securities subsequent to closing. The parties expect the transaction to be completed in autumn of this year.





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NOTES FOR EDITORS

Diamond operates a telecommunications and cable television business focused on the East Midlands area of England. Diamond is currently constructing a broadband fibre optic network to serve its 15 contiguous franchise areas comprising approximately 1.2 million homes and an estimated 60,600 businesses. As of March 31, 1998, Diamond's cable television and telecommunications network had passed by civils construction approximately 574,600 homes and an estimated 27,800 businesses, of which portions of the network passing approximately 550,900 homes and an estimated 26,300 businesses had been activated. As of that date, Diamond also had approximately 177,600 residential telephone lines, 90,500 cable television subscribers and 29,600 business telephone lines.

Enquiries: Bob Goad (+1-317) 844 1323 (ext. 222) or
             Nicholas Millard (+44115) 912 2217


                              End of Press Release